FOR IMMEDIATE RELEASE
Contact:  Jennifer Spaude, Ph:  507-386-3765

HickoryTech Strengthens Leadership Team with the Addition of COO

MANKATO, Minn., April 4, 2011 — HickoryTech Corporation (NASDAQ: HTCO) today announced that Carol Wirsbinski has accepted the position of chief operating officer for the company and has been appointed as a corporate officer, vice president of HickoryTech Corporation.

As HickoryTech pursues its growth plan and deepens its focus on building its business-to-business customer base, President and CEO John Finke realized the opportunity to add a COO to best position HickoryTech's leadership team to implement the company’s strategic initiatives and increase operational execution across all business channels.

Ms. Wirsbinski, a 20-year communication industry veteran, brings senior-level experience in emerging business-to-business technology sales and operations.  Ms. Wirsbinski held leadership positions at CitiLink Broadband where she served as president and chief executive officer for an emerging broadband company and at Integra Telecom of Minnesota as the senior vice president where she led sales and operations and was responsible for deploying the network, building a distribution strategy and developing back office processes for Minnesota and North Dakota.

As HickoryTech’s chief operating officer, Ms. Wirsbinski will oversee the day to day management of the company including sales, customer service, network operations and engineering.  Wirsbinski will join the executive management team to build strategy and business development opportunities as the company continues to pursue its growth plans.

“Carol’s regional industry experience and leadership in the business to business marketplace adds depth to our operations, and her capabilities will contribute to the continued success of our company,” said John Finke, president and chief executive officer.

“I am excited and honored to join HickoryTech, a strong organization, which is on a growth path and committed to providing its customers with quality services and an exceptional experience,” said Wirsbinski.  “The talented people at HickoryTech, financial strength of the company, and the compelling legacy as an emerging communications provider are just a few of the things that attracted me to this opportunity.”

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., the corporation has 460 employees and an expanded, multi-state fiber network spanning more than 2,750 route miles serving Minnesota, Iowa, North Dakota and South Dakota.  Enventis provides IP-based voice and data solutions, MPLS networking, data center and managed hosted services and communication systems to businesses across a five-state region.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa.  NASDAQ:  HTCO. For more information, visit www.hickorytech.com.

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